EXHIBIT 10.3


FOR IMMEDIATE RELEASE:
Company Contact:
Steven S. Elbaum
Chairman and Chief Executive Officer
(201) 549-4400

             - THE ALPINE GROUP, INC. AGREES TO SELL ESSEX ELECTRIC
                             BUILDING WIRE ASSETS -

      EAST RUTHERFORD, N.J., September 30, 2005, PR Newswire/ -- The Alpine Group, Inc. ("Alpine") (OTC: APNI.OB) today announced that Essex Electric Inc. ("Essex"), its 84% owned subsidiary, executed an agreement to sell its electrical wire manufacturing business to Southwire Company. The agreement provides for the sale by Essex of all of its closing date inventory and prepaid assets, its Florence, Alabama manufacturing plant and equipment, and the assumption by Southwire of certain contracts and selected current liabilities related to the business. Essex will retain substantially all of its other liabilities including the indebtedness under its revolving credit facility. Excluded from the sale are cash and equivalents and accounts receivable of Essex, a copper scrap reclamation plant and operation based in Jonesboro, Indiana, a plastic resin compounding plant and operation based in Marion, Indiana, and three leased warehouse distribution centers. The scrap reclamation operation services both Essex Electric's internal requirements for scrap processing, as well as outside customers.
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      The  purchase  price is the sum of (i) $27  million  plus (ii) the closing date value of Essex Electric's inventory and certain prepaid assets. On August 31, 2005, the value of Essex Electric's inventory was approximately $43 million and outstanding accounts receivables were $64 million. At August 31, 2005, Essex Electric had approximately $27 million in liabilities and $44 million of revolving credit indebtedness.

      Mr. Steven Elbaum, Chairman and Chief Executive Officer of the Company stated that "the value of this transaction to Alpine and Essex Electric reflects the success of the restructuring plan implemented by Alpine following its acquisition of Essex Electric Inc. in December 2002. This plan was effectively and solidly executed by Harold Karp, the President of Essex Electric, and the rest of the management team amid very volatile market conditions and unprecedented fluctuations in the price of copper, our principal raw material. The restructuring repositioned Essex Electric as a substantially more competitive producer and supplier of electrical wire with widely respected brands in both the retail and distributor markets."

      "The purchase price recognizes the value of Essex Electric's business and will result in substantial value and liquidity. "

      The closing is anticipated to occur in the coming months and is subject to approval by Alpine shareholders at a special meeting to be called for that purpose. Preliminary proxy materials will be filed with the Securities and Exchange Commission and a special meeting of Alpine shareholders will be held following clearance by the SEC. All waiting periods applicable to the proposed transaction pursuant to the Hart-Scott Rodino Act have expired.

      The Alpine Group, Inc., headquartered in New Jersey, is a holding company, which currently owns approximately 84% of Essex Electric Inc., a manufacturer of copper electrical wire products for use in residential, commercial and industrial buildings.

      Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, prediction and timing of customer orders, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations, and other risk factors detailed in Alpine's most recent annual report and other filings with the Securities and Exchange Commission.